Exhibit 10.1

September 8, 2015

3150 Sabre Drive
Southlake, Texas 76092

Re: Amendment to Letter Agreement

Dear Greg Webb:

This amendment, dated September 8, 2015 (“Amendment”), to your letter agreement dated as of February 2, 2011, between Sabre Corporation (formerly known as Sovereign Holdings, Inc.) (the “Company”) and you (the “Agreement”), amends the Agreement in the manner set forth herein. In consideration of the mutual covenants contained in this Amendment, and effective as of October 5, 2015 (the “Amendment Effective Date”), the Company and you agree as follows:

1.     The first sentence of Section 1 of the Agreement is amended and restated in its entirety to read as follows:

“You will serve as Vice Chair of Sabre Corporation (the “Company”), with such duties and responsibilities as are assigned to you by the Company.”

2.     The first paragraph of Section 2 of the Agreement is amended and restated in its entirety to read as follows:

“Unless terminated earlier pursuant to Section 7 hereof, the term of this Agreement and your employment shall be for one year, beginning on the Amendment Effective Date and ending on the first anniversary of the Amendment Effective Date; provided that the parties may mutually agree to extend the term thereafter for one-month periods. The period of your employment with the Company shall be referred to herein as the “Employment Period.” Notwithstanding the foregoing, Sections 7, 8, 9 and 11 shall survive termination of this Agreement in accordance with their terms.”

3.    Section 4 of the Agreement is amended and restated in its entirety to read as follows:

4. Annual Bonus

You will be entitled to receive the annual incentive bonus approved by the Compensation Committee and granted to you in February 2015, in accordance with the terms and subject to the performance conditions thereof, with such annual incentive bonus to be paid to you in accordance with its terms no later than March 15, 2016, provided that you will not be entitled to receive such bonus if your employment is terminated on or before December 31, 2015 for any reason or if your employment is terminated for Cause prior to the payment date for the annual incentive bonus.

4.    Section 5 of the Agreement is amended and restated in its entirety to read as follows:

5. Participation in Company Equity Plans

You will not be eligible to receive any additional equity grants from the Company, unless otherwise determined by the Compensation Committee in its sole discretion.

5.    The second sentence of Section 7(a) of the Agreement is amended and restated in its entirety to read as follows:

September 8, 2015

“Notwithstanding anything herein to the contrary, the expiration of the term of this Agreement on the first anniversary of the Amendment Effective Date in accordance with Section 2 (or such subsequent date as extended by the mutual agreement of the parties pursuant to Section 2) shall be deemed to be a termination of your employment by the Company without Cause, provided that your employment has not otherwise been terminated prior to the first anniversary of the Amendment Effective Date (or such subsequent date), or notice of such termination of employment has not otherwise been provided prior to the first anniversary of the Amendment Effective Date (or such subsequent date), and provided further that no such notice of termination shall extend the Employment Period beyond the first anniversary of the date of this Amendment (or such subsequent date).”

6.    The second sentence of the final paragraph of Section 7 of the Agreement is amended and restated in its entirety to read as follows:

“For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without your prior written consent (other than with respect to clause (vi)): (i) any materially adverse change to your responsibilities, duties, authority or status from those set forth in this Amendment or any materially adverse change in your positions, titles or reporting responsibility; provided that the Company becoming or ceasing to be a publicly traded shall not be deemed a material adverse change; (ii) a relocation of your principal business location to an area outside a 50 mile radius of its current location or moving of you from the Company’s headquarters; (iii) a failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation, asset sale or otherwise) to assume in writing any obligations arising out of this Agreement; (iv) a reduction of your annual Base Salary; provided that a reduction in Base Salary of less than 5% that is proportionately applied to employees of the Company generally shall not constitute Good Reason hereunder; (v) a material breach by the Company of this Agreement or any other material agreement with you relating to your compensation; or (vi) any termination of your employment by you during the period beginning August 5, 2016 through the first anniversary of the Amendment Effective Date, for any reason; provided that, within 30 days following the occurrence of any of the events set forth therein, you have delivered written notice to the Company of your intention to terminate your employment for Good Reason, and the Company shall not have cured such circumstances (if susceptible to cure) within 30 days following receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).”

7.    The first paragraph of Section 8 of the Agreement is amended and restated in its entirety to read as follows:
“You acknowledge and agree that, in your position as Vice Chair and your prior position as Executive Vice President and President —Travel Network for the Company (which, for purposes of this Section 8, shall include all of the Company’s subsidiaries and all affiliated companies and joint ventures connected by ownership to the Company at any time (but not any other portfolio companies of the Majority Stockholder (as defined in the Plan)), it is expected that: (i) you have been/will be materially involved in conducting or overseeing all aspects of the Company’s business activities throughout the world, (ii) you have had/will have material contact with a substantial number of the Company’s employees, and all or substantially all of the Company’s then-current and actively-sought potential customers (“Customers”) and suppliers of inventory (“Suppliers”); (iii) you have had/will have access to all or substantially all of the Company’s Trade Secrets and Confidential Information (see Exhibit C for definition of “Trade Secrets and “Confidential information”). You further acknowledge and agree that your competition with the Company anywhere worldwide, or your attempted solicitation of the Company’s employees or Customers or Suppliers, during your employment or after the termination of your employment with the Company for the periods set forth below, would be unfair competition and would cause substantial damages to the Company. Consequently, in consideration of your employment with the Company as Vice Chair and formerly as Executive Vice President and President —Travel Network and the Company’s covenants in this Agreement and the Amendment, you make the following covenants described in this Section 8:”

8.    Section 11(d) of the Agreement is deleted in its entirety.

9.    In consideration of your continued employment, and your continued eligibility for the annual incentive as specified above, you hereby waive any right you may currently have, or which you may hereafter have, to terminate your employment for “Good Reason” under the Agreement due to any material reduction in the scope of your duties or responsibilities by reason of the occurrence of, or any actions taken or effected in relation to or in connection with the matters set forth in this Amendment, including the change in your role from Executive Vice President and President –Travel Network to Vice Chair. This means that, by signing this Amendment, you are agreeing that you are not subject to the benefits set forth in Section 7

September 8, 2015

of the Agreement or any equity plan or agreement as a result of the change in your responsibilities related to your moving from your former role to your new role.
10.    Except as otherwise specifically amended by this Amendment, the Agreement shall remain in full force and effect. In the event of any conflict between the Agreement and this Amendment, the terms of this Amendment shall control.

Sincerely,

SABRE CORPORATION

By: /s/ William G. Robinson, Jr.
Name: William G. Robinson, Jr.
Title: Executive Vice President and Chief Human Resources Officer

Acknowledged and Agreed on September 8, 2015

/s/ Greg Webb
Greg Webb